EXHIBIT 10.13

Execution copy

USD 175,000,000

secured credit facility

DEED OF

PLEDGE OF MOVABLE ASSETS

DATED 1 September 2005

between

LIONBRIDGE TECHNOLOGIES HOLDINGS B.V.

and

LIONBRIDGE TECHNOLOGIES B.V.

as Pledgors

and

WACHOVIA BANK, NATIONAL ASSOCIATION

as Pledgee

Schedules

Schedule 1 (List of addresses of locations where Movable Assets are held)

Execution copy

THIS DEED OF PLEDGE OF MOVABLE ASSETS DATED 1 September 2005 is made between:

(1)	WACHOVIA BANK, NATIONAL ASSOCIATION, a banking corporation organised and existing under the laws of the United States of America and having its principal office at 301 South College Street, Charlotte, North Carolina 28288, the United States of America (the “Pledgee”);

(2)	LIONBRIDGE TECHNOLOGIES HOLDINGS B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) organised under the laws of the Netherlands, having its official seat in Amsterdam, the Netherlands, and its office address at (1062 HN) Amsterdam, the Netherlands, Overschiestraat 55 (“LTH”); and

(3)	LIONBRIDGE TECHNOLOGIES B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) organised under the laws of the Netherlands, having its official seat in Amsterdam, the Netherlands, and its office address at (1062 HN) Amsterdam, the Netherlands, Overschiestraat 55 (“LT”),

LTH and LT are herinafter, collectively, referred to as the “Pledgors” and a “Pledgor” refers to any one of them.

WHEREAS

(A)	Pursuant to a credit agreement (the “Credit Agreement”) dated as of 1 September 2005, the Lenders (as defined in the Credit Agreement) have granted to the Borrowers (as defined in the Credit Agreement) certain Revolving Loans, a Term Loan, a Letter of Credit subfacility, a Swingline subfacility, and an Incremental Term Facility (all as defined in the Credit Agreement) in the maximum principal amount of up to USD 175,000,000.

(B)	Pursuant to section 2.22 of the Credit Agreement, each Pledgor has undertaken to pay to the Pledgee, acting in its own capacity and not as representative or agent of the Lenders, the Dutch Parallel Debt (as defined in the Credit Agreement).

(C)	Each Pledgor has agreed to (and to the extent required it shall hereby be agreed that the Pledgor shall) create a first priority non-possessory right of pledge (bezitloos pandrecht eerste in rang) over its Movable Assets (as defined hereinafter) in favour of the Pledgee as security for the Secured Obligations (as defined hereinafter).

NOW THEREFORE IT IS AGREED AS FOLLOWS

1.	DEFINITIONS

1.1	In this Deed:

“Deed” means this agreement and deed of pledge of movable assets.

“Enforcement Event” means a default by a Credit Party in the proper performance of the Secured Obligations (whether in whole or in part) provided that such default constitutes an Event of Default which is continuing.

“Movable Assets” means any and all present and future movable assets (roerende zaken), including but not limited to, equipment (bedrijfsuitrusting), machinery, installations, inventory (inventaris), cars and other rolling stock to which each Pledger presently holds title of ownership or may acquire title of ownership in the future, to the extent that such movable assets (roerende zaken) are or will be located in the Netherlands at the time of the creation of the Right of Pledge.

“Right of Pledge” means each right of pledge created by this Deed in accordance with Clause 3 (Pledge of Movable Assets).

“Secured Obligations” means any and all obligations and liabilities consisting of monetary payment obligations (verbintenissen tot betaling van een geldsom) of a Pledgor to the Pledgee or a Lender whether present or future, whether actual or contingent, whether as primary obligor or as surety, whether for principal, interest or costs under or in connection with this Deed, the Credit Documents, and/or a Pledgor’s Dutch Parallel Debt.

1.2	Save where the contrary is indicated, a reference in this Deed to:

(a)	this “Deed”, the “Credit Agreement” or any other agreement or document shall be construed to be a reference to this Deed or the Credit Agreement or such other agreement or document as the same may be amended, supplemented, restated, novated or otherwise modified from time to time;

(b)	a “Clause” or a “Schedule” shall, subject to any contrary indication, be construed as a reference to a clause or a schedule of this Deed; and

(c)	a “person” shall be construed as a reference to any person, firm, company, corporation, body corporate, institution, government, state or agency of a state or any association or partnership (whether or not having separate legal personality) of two or more of the foregoing.

1.3	Capitalised words and expressions used but not defined in this Deed shall have the same meaning as in the Credit Agreement.

1.4	The titles and headings of the Clauses are for convenience only and do not form part of this Deed and shall in no way affect the interpretation thereof.

1.5	In this Deed words and expressions importing the singular shall, where the context permits or requires, include the plural and vice versa.

1.6	Any reference in this Deed to a statute (including but not limited to the Dutch Civil Code) shall be construed as a reference to such statute as the same may have been, or may from time to time be, amended or re-enacted.

1.7	Schedules form an integral part of this Deed.

1.8	Any Event of Default shall constitute a verzuim (as meant in Section 6:81 and further of the Dutch Civil Code) and any Enforcement Event shall constitute a verzuim (as meant in Section 3:248 (1) in conjunction with Section 6:81 and further of the Dutch Civil Code) in the proper performance of the Secured Obligations or any part thereof, without any dun (aanmaning), summons (sommatie) or notice of default (ingebrekestelling) being sent or required.

2.	UNDERTAKING TO PLEDGE

Each Pledgor agrees with the Pledgee and undertakes to create or, as the case may be, to create in advance (bij voorbaat) a first priority non-possessory right of pledge (bezitloos pandrecht eerste in rang) in respect of all its Movable Assets as security for the Secured Obligations.

3.	PLEDGE OF MOVABLE ASSETS

3.1	Each Pledgor grants to the Pledgee:

(a)	a first priority non-possessory right of pledge (bezitloos pandrecht eerste in rang) over all its the Movable Assets; and

(b)	to the extent the Movable Assets consist of future Movable Assets, a first priority non-possessory right of pledge (bezitloos pandrecht eerste in rang) is granted in advance (bij voorbaat) over all its future Movable Assets, as security for the Secured Obligations.

3.2	The Right of Pledge includes all accessory rights (afhankelijke rechten) attached to the Movable Assets.

3.3	To the extent that the Movable Assets are (or shall be) subject to an encumbrance or right of pledge taking priority over the Right of Pledge, nevertheless the Right of Pledge will have been (or will be) created with the highest possible rank available at that time.

4.	PERFECTION RIGHT OF PLEDGE

4.1	Each party to this Deed is entitled:

(a)	to present this Deed and any other document pursuant to this Deed for registration to any office, registrar or governmental body (including the Dutch tax authorities) in any jurisdiction; and

(b)	to serve any notice to any person,

if otherwise acting in conflict with applicable law or rules and regulations or court orders or as a party to this Deed deems necessary or desirable to protect its interests.

4.2	Upon the occurrence of an Event of Default which is continuing, the Pledgee is entitled to bring the Movable Assets which are subject to the Right of Pledge, under its control and in connection therewith the Pledgee (or its representative) is authorised to enter upon any premises where such Movable Assets are located and to remove such Movable Assets or have the same delivered by a Pledgor who is obliged to do so after the request, to such place as the Pledgee may designate.

5.	CONTINUING AND ADDITIONAL SECURITY

5.1	The Right of Pledge is one and indivisible (één en ondeelbaar) and shall (unless released pursuant to Clause 12 (Termination)) remain in full force and effect, shall not be satisfied by any intermediate payment or satisfaction of any part of the Secured Obligations or by any settlement of accounts and the Pledgee shall not have any obligation to relinquish the Right of Pledge, until all of the Secured Obligations have been irrevocably and unconditionally paid in full and all Commitments with respect thereto have been irrevocably terminated.

5.2	To the extent possible under Dutch law, the Right of Pledge shall not in any way be prejudiced by or be dependent on any collateral or other security now or hereafter held by the Pledgee as security for the Secured Obligations or any lien to which it may be entitled (whether by contract or statute). The rights of the Pledgee hereunder are in addition to and not in lieu of those provided by law.

6.	REPRESENTATIONS AND WARRANTIES

6.1	Each Pledgor represents and warrants (in relation to itself and its Movable Assets), on the date of this Deed for the benefit of the Pledgee that:

(a)	it holds full and exclusive title (titel) to its Movable Assets and has the authority and the power (beschikkingsbevoegd) to create the Right of Pledge;

(b)	the Movable Assets:

(i)	have, save for the Right of Pledge, not been encumbered with limited rights (beperkte rechten) or otherwise;

(ii)	are not subject to any attachment (beslag);

(iii)	have not been transferred or, save for the Right of Pledge, encumbered in advance (bij voorbaat) to any third party;

(iv)	are capable of being transferred, assigned and encumbered with limited rights (beperkte rechten); and

(v)	are not subject to any option or similar right;

(c)	save for the Right of Pledge, no Pledgor has agreed to grant any right or to do such acts as set forth in Clause 6.1 (b) in respect of the Movable Assets;

(d)	the Pledgors do not hold the Movable Assets at other locations than the locations listed in Schedule 1 (List of addresses of locations where movable assets are held).

6.2	The representations and warranties set out in Clause 6.1 have, on the date of this Deed, not been made in respect of future Movable Assets. Unless waived by the Pledgee, the representations and warranties set out in this Clause 6.1 are deemed to be made by each Pledgor on each date a Pledgor acquires legal title to a Movable Asset.

7.	UNDERTAKINGS

7.1	Without the prior written consent of the Pledgee, no Pledgor shall perform any act which is likely to adversely affect the Movable Assets or the Right of Pledge.

7.2	No Pledgor shall without the prior written consent of the Pledgee:

(a)	assign, transfer, pledge or otherwise encumber, release (kwijtschelden) or waive (afstand doen van) any rights over, the Movable Assets; or

(b)	agree with a court composition or an out-of-court composition (gerechtelijk of buitengerechtelijk akkoortf) or enter into any settlement agreement in respect of the Movable Assets.

7.3	Each Pledgor shall promptly inform the Pledgee of an occurrence of an event that may be relevant to the Pledgee with respect to the Movable Assets or which is likely to adversely affect the Right of Pledge or the ability of a Pledgor to perform the Secured Obligations, including but not limited to the occurrence of:

(a)	an attachment (beslag) of the Movable Assets;

(b)	a filing of a request to declare a Pledgor bankrupt (failliet) or a filing of a request for a similar proceeding in any jurisdiction;

(c)	a filing by a Pledgor of a request to be granted a suspension of payments (surséance van betaling) or a filing by a Pledgor of a request for a similar proceeding in any jurisdiction;

(d)	the liquidation or dissolution of a Pledgor or a Pledgor ceasing to carry on the whole or a part of its business; or

(e)	a Pledgor becoming aware that any of the representations and warranties set forth in Clause 6 (Representations and Warranties) is or proves to have been incorrect or incomplete or misleading.

7.4	Upon the occurrence of an event referred to in Clause 7.3, a Pledgor shall promptly notify in writing, at its own costs, the existence of this Deed and the Right of Pledge to:

(a)	a third party or the court process server (deurwaarder) acting on behalf of such third party making an attachment (beslag);

(b)	the bankruptcy trustee (curator), administrator (bewindvoerder) or similar officer in any jurisdiction; or

(c)	any other relevant person,

   as the case may be.

7.5	Each Pledgor shall promptly send to the Pledgee a copy of the relevant documentation in respect of an event referred to in Clause 7.3 and a copy of any correspondence pursuant to Clause 7.4.

7.6	Each Pledgor shall at the Pledgee’s first request provide the Pledgee with all information and with copies of all relevant documentation relating to the Movable Assets all in accordance with the Credit Agreement.

7.7	Each Pledgor shall at times permit the Pledgee full and free access to the Movable Assets for inspection of the Movable Assets.

8.	ADDITIONAL UNDERTAKINGS

8.1	To the extent that a supplier of Movable Assets has made the transfer of title conditional upon fulfilment of an obligation by a Pledgor, such Pledgor shall fulfil that obligation properly and with due expedience.

8.2	Each Pledgor shall, as often as the Pledgee may request, provide the Pledgee with a list of the Movable Assets, duly signed by the relevant Pledgor, stating the location of the Movable Assets. Any failure to list a Movable Asset, does not constitute evidence that such Movable Asset was not subject to the Right of Pledge.

8.3	Each Pledgor shall keep the Movable Assets in a state of good repair and condition, properly insured on standard market conditions and shall take all steps to ensure the Movable Assets are kept in a state of good repair and condition and properly insured on standard market conditions.

8.4	Each Pledgor shall arrange for suitable storage of the Movable Assets and ensure that the Movable Assets are identified by the relevant Pledgor or any other person in charge of storage as belonging to such Pledgor and stored separate from movable assets belonging to other persons.

8.5	No Pledgor shall hold Movable Assets at any other address than the addresses listed in Schedule 1 (List of addresses of locations where movable assets are held).

9.	ENFORCEMENT

9.1	Upon the occurrence of an Enforcement Event, the Pledgee shall have the right to enforce the Right of Pledge in accordance with Dutch law and any other applicable law and may take all (legal) steps and measures which it deems necessary or desirable and each Pledgor shall co-operate with the Pledgee in any way which the Pledgee deems necessary or desirable for the enforcement of the Right of Pledge.

9.2	The Pledgee shall not be obliged to give notice of a sale of the Movable Assets to a Pledgor, debtors, holders of a limited right (beperkt recht) or persons who have made an attachment (beslag) on the Movable Assets, as required by Sections 3:249 and 3:252 of the Dutch Civil Code. If reasonably possible, the Pledgee shall give such notice of sale.

9.3	No Pledgor shall be entitled to make a request to the court as referred to in Section 3:251 (1) of the Dutch Civil Code to determine that the Movable Assets shall be sold in a manner deviating from the provisions of Section 3:250 of the Dutch Civil Code.

9.4	No Pledgor shall be entitled to demand that the Pledgee:

(a)	shall first enforce any security interests granted by any other person, pursuant to Section 3:234 of the Dutch Civil Code; or

(b)	to first proceed against or claim payment from any other person or enforce any guarantee, before enforcing this Right of Pledge.

Each Pledgor waives its rights under Sections 3:233 paragraph (2) and 6:139 of the Dutch Civil Code.

9.5	No Pledgor shall be entitled to set-off (verrekenen) its claims (if any) against the Pledgee under or in connection with this Deed, the Credit Agreement and/or the other Credit Documents against the Secured Obligations.

9.6	Subject to the mandatory provisions of Dutch law on enforcement, all monies received or realised by the Pledgee in connection with the enforcement of the Right of Pledge shall be applied by the Pledgee in accordance with the Credit Agreement.

10.	FURTHER ASSURANCES

10.1	If no valid right of pledge is created pursuant to this Deed in respect of the Movable Assets, each Pledgor irrevocably and unconditionally undertakes to pledge to the Pledgee the Movable Assets as soon as they become available for pledging, by way of supplementary agreements, supplemental deeds or other instruments on the same (or similar) terms of this Deed.

10.2	Each Pledgor further undertakes to execute any instrument, provide such assurances and do all acts and things (at the first request of the Pledgee) as may be necessary or desirable for:

(a)	perfecting or protecting the security created (or intended to be created) by this Deed;

(b)	preserving or protecting any of the rights of the Pledgee under this Deed;

(c)	preserving or protecting the Pledgee’s interest in the Movable Assets;

(d)	ensuring that the Right of Pledge and the undertakings and obligations of each Pledgor under this Deed shall inure to the benefit of any assignee of the Pledgee under the Credit Agreement and this Deed;

(e)	facilitating the appropriation or realisation of the Movable Assets or any part thereof in the manner contemplated by this Deed in case of an Enforcement Event; or

(f)	the exercise of any power, authority or discretion vested in the Pledgee under this Deed.

10.3	The Pledgee is entitled to enter into such agreements with any (third) party as it deems necessary or desirable in order to protect its interest. Such agreements may include, access to the Movable Assets, delivery of documents relating to the Movable Assets. The Pledgee may also instruct a (third) party to act as custodian of the Pledgee in respect of the Movable Assets.

11.	POWER OF ATTORNEY AND NO WAIVER

11.1	Each Pledgor, by way of security and in order to secure the performance by each Pledgor of its obligations under this Deed, irrevocably and unconditionally appoints the Pledgee as its attorney (gevolmachtigde) for as long as any of the Secured Obligations are outstanding for the purposes of:

(a)	doing in its name all acts and executing, signing and (if required) registering in its name all documents which the Pledgors theirself could do, execute, sign or register in relation to the Movable Assets; and

(b)	executing, signing, perfecting, doing and (if required) registering every such further document, act or thing as is referred to in Clause 10 (Further Assurances).

11.2	It is expressly agreed that the appointment under Clause 11.1 will only be exercised by the Pledgee in case of an Event of Default which is continuing and is given with full power of substitution to the Pledgee’s legal counsel and also applies to any situation where the Pledgee acts as a Pledgor’s counterparty (Selbsteintritt) within the meaning of Section 3:68 of the Dutch Civil Code or as a representative of a Pledgor’s counterparty.

11.3	No delay or omission by the Pledgee in the exercise of any power or right under this Deed will impair such power or right or be construed as a waiver thereof or of the event giving rise to such power of right and no waiver of any past event shall be construed to be a waiver of any power or right accruing to the Pledgee by reason of any future event.

12.	TERMINATION

12.1	Unless terminated by operation of law, the Right of Pledge shall be in full force and effect until the Pledgee has certified in writing to the Pledgors that all Secured Obligations have been fully, irrevocably and unconditionally repaid or discharged to its satisfaction and all Commitments with respect thereto have been irrevocably terminated.

12.2	Upon termination of the Right of Pledge in accordance with Clause 12.1 or Clause 12.1, the Pledgee shall issue a notice of termination to the Pledgors.

12.3	The Pledgee is entitled to unilaterally terminate by notice (opzeggen) or waiver (afstand) the Right of Pledge, in respect of all or part of the Movable Assets and all or part of the Secured Obligations and in respect of any or all of the Pledgors within the meaning of Section 3:81 paragraph 2 of the Dutch Civil Code.

13.	SUCCESSORS AND ASSIGNS AND RE-PLEDGE

13.1	This Deed shall be binding upon and shall inure to the benefit of each Pledgor and the Pledgee and their respective successors, transferees and assignees.

13.2	No Pledgor shall assign or transfer any of its rights and obligations under this Deed without the prior written consent of the Pledgee.

13.3	Each Pledgor irrevocably and unconditionally grants authority to the Pledgee to re-pledge (herverpanden) the Movable Assets in accordance with Section 3:242 of the Dutch Civil Code.

14.	WAIVER

Each party to this Deed waives, to the fullest extent permitted by law, its rights:

(a)	to dissolve (ontbinden) this Deed in case of failure in the performance of one or more of the Pledgee’s obligations pursuant to Section 6:265 of the Dutch Civil Code or on any other ground;

(b)	to suspend (opschorten) any of its obligations pursuant to Section 6:52 of the Dutch Civil Code or on any other ground; and

(c)	to nullify (vernietigen) this Deed pursuant to Section 6:228 of the Dutch Civil Code or on any other ground.

15.	COSTS

All reasonable out-of-pocket costs, charges and expenses in relation to the negotiation, preparation, administration, execution, perfection, preservation, protection, registration or enforcement of this Deed and the exercise and/or enforcement of any rights or powers hereunder by the Pledgee shall be payable by the Pledgors, in accordance with section 9.5 (Payment of Expenses and Taxes) of the Credit Agreement.

16.	EVIDENCE OF DEBT

As to the existence and composition of the Secured Obligations, a written statement by the Pledgee made in accordance with its books shall constitute conclusive evidence (save for manifest error), it being understood that in the event of a disagreement with respect thereto, the Pledgee shall be authorised to exercise its right of enforcement, with due observance of the obligation of the Pledgee to transfer all which afterwards would appear to be received by it in excess of its rights.

17.	LIABILITY

Except for its gross negligence (grove nalatigheid) or wilful misconduct (opzet), the Pledgee shall not be liable vis-à-vis any Pledgor for not (or not completely) recovering or selling the Movable Assets and/or any loss or damage resulting from any recovering or selling the Movable Assets or arising out of the exercise of or failure to exercise any of its powers under this Deed or for any other loss of any nature whatsoever in connection with the Movable Assets or this Deed. Should any such loss or damage occur, then each Pledgor shall fully indemnify the Pledgee therefor.

18.	NOTICES

18.1	Any notice or other communication in connection with this Deed required to be sent or given shall be sent in the English language by registered mail or by fax to the following addresses:

if to the Pledgors:

Lionbridge Technologies Holdings B.V.

Lionbridge Technologies B.V.

Overschiestraat 55

1062 HN Amsterdam, the Netherlands

Fax: +31 20 408 000

Attention: R. Cowan

with a copy to

Lionbridge Technologies, Inc.

1050 Winter Street, Suite 2300

MA 02451 Waltham, the United States of America

Fax: +1 781434 6034

Attention: CEO

if to the Pledgee:

Wachovia Bank, National Association, as Administrative Agent

Charlotte Plaza

201 South College Street, CP-8

Charlotte, North Carolina 28288-0680

Attention: Syndication Agency Services

Fax:            (0704) 374-2698

Telephone: (0704) 383-0481

with a copy to:

Wachovia Bank, National Association, as Administrative Agent

One Wachovia Center, NC0760

Charlotte, North Carolina, 28288-0737

Attention: Laura Douglas

Fax:            (0704) 383-7611

Telephone: (0704) 383-1357

or to such other address or addresses as may from time to time be notified by the parties for such purpose.

18.2	All documents provided under or in connection with this Deed must be:

(a)	in English; or

(b)	if not in English, and if so required by the Pledgee, accompanied by a English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

18.3	If sent by registered mail, any notice or other communication sent by registered mail pursuant to this Deed shall be deemed to have been received by the party to whom it was addressed on the first Business Day after the day shown as the day of receipt by a return receipt. If sent by fax, it shall be deemed, in the absence of proof to the contrary, to have been received by the party to whom it was sent on the day of dispatch provided that the report generated by the sender’s facsimile machine shows that all pages of such notice, demand or other communications were properly transmitted to the recipients fax machine. Without prejudice to any other mode or service, any notice or any other communication shall be deemed to have been sufficiently served if sent to the addresses as set forth in Clause 18.1.

19.	SEVERABILITY

19.1	If a provision of this Deed is or becomes illegal, invalid or unenforceable in any jurisdiction that shall not affect:

(a)	the validity or enforceability in that jurisdiction of any other provision of this Deed; or

(b)	the validity or enforceability in other jurisdictions of that or any other provision of this Deed.

19.2	Each Pledgor and the Pledgee agree that they will negotiate in good faith to replace any provision of this Deed which may be held unenforceable with a provision which is enforceable and which is as similar as possible in substance to the unenforceable provision.

20.	AMENDMENT AND EMBODIMENT

This Deed shall not be amended, modified or rescinded except in writing when duly signed by authorised signatories of each Pledgor and the Pledgee. Any amendment, addendum and appendix so signed shall constitute part of this Deed.

21.	COUNTERPARTS

This Deed may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

22.	ACCEPTANCE

The Pledgee accepts the Right of Pledge and all stipulations, covenants, undertakings, waivers, authorities and powers pursuant to this Deed.

23.	GOVERNING LAW

This Deed shall be governed by and construed in accordance with Dutch law.

24.	JURISDICTION

The courts of Amsterdam, the Netherlands shall have exclusive jurisdiction to hear and determine any suit, action or proceedings, and to settle any disputes which might arise out of or in connection with this Deed, and, for such purposes, each Pledgor irrevocably and unconditionally submits, for the benefit of the Pledgee, to the jurisdiction of that court. The Pledgee, however, reserves the right to refer the matter to any other competent court in any jurisdiction, whether concurrently or not (to the extent permitted by law).

IN WITNESS WHEREOF this Deed was signed on the date first written above

[SIGNATURE PAGE TO FOLLOW]

WACHOVIA BANK, NATIONAL ASSOCIATION

/s/ Mark B. Felker		/s/ Louis K. Beasley III
Name:	MARK B. FELKER	Name:	Louis K. Beasley III
Title:	MANAGING DIRECTOR	Title:	Director

LIONBRIDGE TECHNOLOGIES HOLDINGS B.V.

/s/ R.J. Cowan
Name:	R.J. Cowan
Title:	Managing director

LIONBRIDGE TECHNOLOGIES B.V.		LIONBRIDGE TECHNOLOGIES B.V.

/s/ R.J. Cowan		/s/ R.J. Cowan
Name:	R.J. Cowan	R.J. Cowan
Title:	Managing director Lionbridge Technologies Holdings B.V.	Managing director